Exhibit 99.1
SMITH MICRO SOFTWARE PROVIDES 2011 REVENUE GUIDANCE
Aliso Viejo, CA — January 11, 2011 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today provided its financial revenues guidance for fiscal year 2011. Based on current financial and customer data and management’s current plans and assumptions, the Company expects fiscal 2011 full-year revenues to be in the range of $150 million to $160 million. In addition, the Company expects to report full-year 2010 revenues in-line with its previously announced guidance of approximately $130 million, based on preliminary estimates of fourth quarter 2010 revenues of $35 million (unaudited). Fourth quarter 2010 revenues are subject to change as a result of final management review and closing adjustments prior to filing the Company’s Form 10-K for fiscal 2010.
Smith Micro will be presenting at the Needham & Company 13th Annual Growth Conference on Tuesday, January 11, 2011 at 2:50 pm Eastern Time. The conference is being held at the Palace Hotel in New York City. The Company will offer a live audio webcast of its presentation beginning at 2:50 pm Eastern Time on January 11, 2011 at http://www.wsw.com/webcast/needham41/smsi/, as well as an archived replay and PowerPoint presentation, which may be accessed in the investor relations section of Smith Micro’s website at www.smithmicro.com.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Through our insight into the market, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
To complete Smith Micro’s solutions, the company also provides server software applications and services to help its customers manage their software investments.
More information about Smith Micro Software (NASDAQ: SMSI) can be found on www.smithmicro.com.

Safe Harbor Statement:
This release contains forward-looking statements that involve risks and uncertainties, including without limitation statements regarding the Company’s financial revenues guidance for fiscal year 2011 and preliminary estimates of fourth quarter 2010 revenues. Among the factors that could cause actual results to differ materially from those expressed or implied in these forward-looking statements are changes in demand for the Company’s products from its customers and their end-users, the Company’s dependence on a small number of products and customers, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions worldwide and in the Company’s markets, and the Company’s ability to compete effectively with other software companies. These and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the Company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

INVESTOR RELATIONS INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Smith Micro Software, Inc.	MKR Group
Chief Strategy Officer	+1 (323) 468-2300
+1 (949) 362-5800	smsi@mkr-group.com